Exhibit 99.1

PC Connection, Inc. Reports First Quarter Results

MERRIMACK, N.H.--(BUSINESS WIRE)--April 29, 2010--PC Connection, Inc. (NASDAQ: PCCC):

FIRST QUARTER SUMMARY:

  Q1 net sales: $408.3 million, up 25% year over year
  Gross margin: 11.9%, compared to 12.8% last year
  SG&A: 10.9% of net sales, improved from 13.3% last year
  Operating income: $4.2 million, or 1.0% of net sales
  Diluted earnings per share: $0.09 per share

PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, today announced results for the quarter ended March 31, 2010. Net sales for the three months ended March 31, 2010 increased by $82.0 million, or 25.1%, to $408.3 million from $326.2 million for the three months ended March 31, 2009. Net income for the quarter was $2.4 million, or $0.09 per share, compared to net loss of $1.6 million, or $0.06 per share, for the corresponding prior year quarter.

The quarter ended March 31, 2009 included $0.9 million of special charges related to workforce reduction and management restructuring that increased our net loss and loss per share. Had these charges not been incurred, pro forma net loss for the quarter ended March 31, 2009 would have been $1.0 million, or $0.04 per share. The Company did not record any special charges for the first quarter of 2010. A reconciliation between net loss on a GAAP basis and pro forma net loss is provided in a table below immediately following the Consolidated Statements of Operations.

As noted in last quarter’s earnings release, the Company formed a new sales company, PC Connection Express, Inc., to focus on the specialized requirements of the consumer and small office/home office market. This new company began operations in mid-January 2010. Prior to its formation, consumer sales were reported within the Company’s small- and medium-sized business (SMB) segment. In order to facilitate comparison with current period results, 2009 revenues and gross margins for the SMB segment have been restated on a pro forma basis to exclude consumer and small office/home office sales.

Quarterly Sales by Segment:

  Net sales for the SMB business segment increased, on a pro forma basis, by 27.4%, to $192.0 million compared to the first quarter of 2009. Sales to small- and medium-sized businesses experienced significant growth across most product lines and market sectors, we believe, as a result of increased spending associated with pent-up IT demand, PC refresh, and the impact from the release of the Windows 7 operating system.
  Net sales for MoreDirect, Inc., the Company’s Large Account segment, increased by 39.0% to $126.1 million compared to the first quarter of 2009. Large account customers substantially increased their IT spend due to the release of pent-up IT demand and PC refresh. New customer acquisition also contributed to the year-over-year increase.
  Net sales to government and education customers (Public Sector segment) increased by 25.5% to $79.2 million compared to the first quarter of 2009. Sales to the federal government and education customers increased by double-digit percentages due to increased contract sales made to federal government and higher education customers. The Public Sector segment has achieved year-over-year sales growth for four straight quarters.
  Net sales to consumers and small office/home office customers by PC Connection Express were $10.9 million in the first quarter of 2010, which represented 75 days, compared to $21.6 million of comparable sales in the first full quarter of 2009 reported within the SMB segment. This company’s new website, www.pcconnectionexpress.com, was launched in mid January.

Quarterly Sales by Product Mix:

  Notebooks and PDA sales, the Company’s largest product category, increased by 38% year over year and accounted for 16% of net sales in the first quarter of 2010 compared to 15% of net sales for the first quarter of 2009. Higher unit sales for the quarter drove the year-over-year growth as average selling prices, or ASP’s, were largely unchanged year over year.
  Desktop/server sales increased by 53% year over year, accounting for 15% of net sales in the first quarter of 2010 compared to 12% of net sales for the first quarter of 2009. Desktop sales grew as a result of increased unit sales associated with the PC refresh and pent-up IT demand. Server sales grew as a result of increased ASP’s primarily due to higher-end server sales to certain large account customers.
  Printers and printer supplies sales increased by 28% year over year, accounting for 10% of net sales in the first quarter of 2010 compared to 9% of net sales for the first quarter of 2009. Printer sales grew largely as a result of increased attachment sales to the notebook and desktop sales in the first quarter of 2010.
  Memory and system enhancements grew 49% year over year and accounted for 4% of net sales in the first quarter of 2010 compared to 3% of net sales for the first quarter of 2009. The large increase was driven substantially by the year-over-year increase in desktop and notebook sales experienced in the first quarter of 2010.

Overall gross profit dollars increased by $7.0 million, or 17%, in the first quarter of 2010 compared to the corresponding period a year ago due to higher revenues. Consolidated gross profit margin, as a percentage of net sales, was 11.9% in the first quarter of 2010 compared to 12.8% in the prior year quarter. Increased lower-margin large account sales and continued aggressive price competition in all segments led to lower invoice product margins in the first quarter of 2010 compared to the prior year quarter.

Overall annualized sales productivity increased by 43% in the first quarter of 2010 compared to the first quarter of 2009. Sales productivity in the Company’s Large Account and Public Sector segments increased by 41% and 36%, respectively, in the first quarter of 2010 compared to the prior year period due to the year-over-year increases in net sales. For the SMB segment, productivity increased by 54% year over year due to increased sales and lower sales representative headcount compared to pro forma productivity for the prior year period. On a consolidated basis, the total number of sales representatives was 583 at March 31, 2010, compared to 629 at March 31, 2009, and 589 at December 31, 2009.

Total selling, general and administrative expenses for the quarter increased year over year by $1.2 million, or 2.7%, but decreased as a percentage of net sales to 10.9% for the first quarter of 2010 from 13.3% for the first quarter of 2009. The year-over-year dollar increase was primarily attributable to the increased variable compensation associated with increased gross profits. The year-over-year decrease in SG&A as a percentage of net sales was due to the higher level of sales in the first quarter of 2010 as well as lower 2010 expenses relating to cost reductions implemented in 2009.

“We are encouraged by the improvement in our overall performance,” said Patricia Gallup, Chairman and Chief Executive Officer. “During the quarter, the Company grew sales and earnings, improved operating margins, and ended the quarter with a cash balance of $59 million. PC Connection will continue to identify opportunities to build upon our achievements and react to changing demands swiftly. We believe our technical expertise, customer-centric focus, and innovative approach to the marketplace will enable PC Connection to maintain its leadership position in the industry.”

About PC Connection, Inc.

PC Connection, Inc., a Fortune 1000 company, owns four sales companies: PC Connection Sales Corporation, MoreDirect, Inc., GovConnection, Inc., and PC Connection Express, Inc., headquartered in Merrimack, NH, Boca Raton, FL, Rockville, MD, and Portsmouth, NH, respectively. All four companies can deliver custom-configured computer systems overnight from PC Connection Services’ ISO 9001:2000 certified technical configuration lab at its distribution center in Wilmington, OH. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

PC Connection Sales Corporation (800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector, is a rapid-response provider of information technology (IT) products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its website at www.pcconnection.com.

MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect’s TRAXX™ system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

GovConnection, Inc. (800-800-0019) is a rapid-response provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs, and publications, and online at www.govconnection.com.

PC Connection Express, Inc. (888-800-0323) is a rapid-response provider of computer products and consumer electronics to home, home office, and small office users. Customers can purchase the best-known brands in the industry online at www.pcconnectionexpress.com or order by calling a trained sales specialist. The subsidiary includes the MacConnection brand (800-800-2222), one of Apple’s largest authorized online resellers at www.macconnection.com.

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“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity and environment, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to manage personnel levels in response to fluctuations in revenue, and other risks that could cause actual results to differ materially from those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2009. More specifically, the statements in this release concerning the Company’s outlook for 2010 and other statements of a non-historical basis (including statements regarding the Company’s ability to grow revenues and increase market share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs, and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.

CONSOLIDATED SELECTED FINANCIAL INFORMATION
At or for the Three Months Ended March 31,	2010		2009
(Dollars and shares in thousands, except operating data, price/earnings ratio, and per share data)		% of Net Sales		% of Net Sales	% Change

Operating Data:
Net sales	$408,262		$326,221		25%
Diluted earnings (loss) per share	$0.09		$(0.06)

Gross profit margin	11.9%		12.8%
Operating margin	1.0%		(0.8)%
Return on equity (1)	4.1%		(2.8)%

Catalogs distributed	2,741,000		2,942,000		(7)%
Orders entered (2)	335,000		332,700		1%
Average order size (2)	$1,472		$1,174		25%

Inventory turns (1)	25		20
Days sales outstanding	48		46

Product Mix:
Notebooks & PDAs	$65,953	16%	$47,625	15%	38%
Desktops/Servers	60,562	15	39,604	12	53
Video, Imaging & Sound	54,553	13	44,321	14	23
Software	53,846	13	44,684	14	21
Printers & Printer Supplies	38,703	10	30,258	9	28
Net/Com Products	37,136	9	33,115	10	12
Storage Devices	33,026	8	29,107	9	13
Memory & System Enhancements	16,813	4	11,310	3	49
Accessories/Other	47,670	12	46,197	14	3
	$408,262	100%	$326,221	100%	25%

Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

	$148,398	36%	$118,159	36%	26%

Stock Performance Indicators:
Actual shares outstanding	26,827		26,793
Total book value per share	$8.87		$8.73
Tangible book value per share	$7.00		$6.86
Closing price	$6.20		$3.80
Market capitalization	$166,327		$101,813
Pro forma trailing price/earnings ratio (3)	16		10

(1) Annualized
(2) Does not reflect cancellations or returns
(3) Earnings calculation is based on the last four quarters and excludes special charges.

REVENUE AND MARGIN INFORMATION
For the Three Months Ended March 31,	2010		2009
(Dollars in thousands)	Net Sales	Gross Margin (%)	Net Sales	Gross Margin (%)

PC Connection Sales Corporation (SMB) (1)	$191,988	13.8%	$150,755	15.0%
MoreDirect (Large Account)	126,102	10.6	90,723	10.7
GovConnection (Public Sector)	79,249	9.8	63,130	11.1
PC Connection Express (Consumer) (1)	10,923	10.0	21,613	10.7
Total	$408,262	11.9%	$326,221	12.8%

(1) 2009 results are pro forma due to the formation in early 2010 of new consumer sales company.

CONSOLIDATED STATEMENTS OF OPERATIONS
Three Months Ended March 31,	2010		2009
(amounts in thousands, except per share data)	Amount	% of Net Sales	Amount	% of Net Sales

Net sales	$408,262	100.0%	$326,221	100.0%
Cost of sales	359,611	88.1	284,610	87.2
Gross profit	48,651	11.9	41,611	12.8

Selling, general and administrative expenses	44,474	10.9	43,289	13.3
Special charges	-	-	891	0.3
Income (loss) from operations	4,177	1.0	(2,569)	(0.8)

Interest expense	(99)	-	(134)	(0.1)
Other, net	75	-	199	0.1
Income tax (provision) credit	(1,719)	0.4	885	0.3
Net income (loss)	$2,434	0.6%	$(1,619)	(0.5%)

Earnings (loss) per common share:
Basic	$0.09		$(0.06)
Diluted	$0.09		$(0.06)

Weighted average common shares outstanding:
Basic	27,157		26,819
Diluted	27,193		26,819

A RECONCILIATION BETWEEN GAAP AND PRO FORMA NET INCOME (LOSS)
This information is being provided so as to allow for a comparison of our operating results without special charges.

March 31,			Three Months Ended
(amounts in thousands)			2010	2009

GAAP net income (loss)			$2,434	($1,619)
Special charges (after tax):
Management restructuring			-	576
Pro forma net income (loss)			$2,434	($1,043)

CONSOLIDATED BALANCE SHEETS			March 31,	December 31,
(amounts in thousands)			2010	2009

ASSETS
Current Assets:
Cash and cash equivalents			$59,035	$46,297
Accounts receivable, net			196,040	218,095
Inventories			60,757	67,391
Deferred income taxes			3,416	3,386
Income taxes receivable			633	935
Prepaid expenses and other current assets			3,596	2,750
Total current assets			323,477	338,854
Property and equipment, net			11,644	12,420
Goodwill			48,060	48,060
Other intangibles, net			1,891	1,279
Other assets			351	482
Total Assets			$385,423	$401,095

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current maturities of capital lease obligation to affiliate			$801	$780
Accounts payable			108,513	125,120
Accrued expenses and other liabilities			19,464	20,441
Accrued payroll			8,177	8,843
Total current liabilities			136,955	155,184
Deferred income taxes			4,039	3,849
Capital lease obligation to affiliate, less current maturities			2,622	2,830
Other liabilities			3,962	3,966
Total Liabilities			147,578	165,829
Stockholders’ Equity:
Common stock			274	274
Additional paid-in capital			97,487	97,213
Retained earnings			143,548	141,114
Treasury stock at cost			(3,464)	(3,335)
Total Stockholders’ Equity			237,845	235,266
Total Liabilities and Stockholders’ Equity			$385,423	$401,095

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
Three months ended March 31, 2010 (amounts in thousands)
	Common Stock		Additional	Retained	Treasury Stock
	Shares	Amount	Paid-In Capital	Earnings	Shares	Amount	Total

Balance – December 31, 2009	27,375	$274	$97,213	$141,114	(527)	($3,335)	$235,266

Stock-based compensation expense	-	-	283	-	-	-	283

Repurchase of common stock for Treasury	-	-	-	-	(21)	(129)	(129)

Tax shortfall from stock-based compensation	-	-	(9)	-	-	-	(9)

Net income	-	-	-	2,434	-	-	2,434

Balance – March 31, 2010	27,375	$274	$97,487	$143,548	(548)	$(3,464)	$237,845

CONSOLIDATED STATEMENTS OF CASH FLOWS
Three Months Ended March 31, (amounts in thousands)	2010	2009

Cash Flows from Operating Activities:

Net income (loss)	$2,434	$(1,619)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,572	1,810
Provision for doubtful accounts	527	857
Deferred income taxes	160	1,095
Stock-based compensation expense	283	300
Income tax deficiency from stock-based compensation	(9)	-
Loss on disposal of fixed assets	1	-

Changes in assets and liabilities:
Accounts receivable	21,528	44,632
Inventories	6,634	3,983
Prepaid expenses and other current assets	(544)	(3,154)
Other non-current assets	131	(5)
Accounts payable	(17,324)	(23,169)
Accrued expenses and other liabilities	(1,647)	(1,655)
Net cash provided by operating activities	13,746	23,075

Cash Flows from Investing Activities:

Purchases of property and equipment	(692)	(1,888)
Net cash used for investing activities	(692)	(1,888)

Cash Flows from Financing Activities:

Repayment of capital lease obligations to affiliate	(187)	(168)
Purchase of treasury shares	(129)	(106)
Proceeds from short-term borrowings	-	67
Repayment of short-term borrowings	-	(67)
Net cash used for financing activities	(316)	(274)
Increase in cash and cash equivalents	12,738	20,913
Cash and cash equivalents, beginning of period	46,297	47,003
Cash and cash equivalents, end of period	$59,035	$67,916

CONTACT:
PC Connection, Inc.
Stephen Baldridge, 603-683-2322
Sr. Vice President of Finance & Corporate Controller